Exhibit 99.3

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO STOCKHOLDERS OF

HOWARD BANCORP, INC.

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., EASTERN TIME,

ON [expiration date], UNLESS EXTENDED.

____________, 2012

Dear Stockholder:

This letter is being distributed by Howard Bancorp, Inc. (“Howard Bancorp”) to all holders of record of shares of its common stock, par value $0.01 per share (the “Common Stock”), at 5:00 p.m., Eastern Time, on [record date] (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of Common Stock. The Rights and Common Stock are described in the Howard Bancorp prospectus dated _______ __, 2012 (the “Prospectus”).

In the Rights Offering, Howard Bancorp is offering an aggregate of ____________ shares of Common Stock, as described in the Prospectus.

The Subscription Rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on [expiration date] (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, you will receive one Subscription Right for each share of Common Stock owned at 5:00 p.m., Eastern Time, on the Record Date. Each Subscription Right will allow you to subscribe for [ratio] shares of Common Stock (the “Basic Subscription Right”) at the cash price of $[subscription price] per full share (the “Subscription Price”). For example, if you owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, you would receive 100 Subscription Rights and would have the right to purchase __________ shares of Common Stock (rounded down to _______ shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.

In the event that you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Right, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our stockholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to availability, limits on stock ownership and the allocation process more fully described in the Prospectus.

You will be required to submit payment in full for all the shares you wish to buy with your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to you, assuming that no stockholder, other than you, has purchased any shares of Common Stock pursuant to their Basic Subscription Right. Fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

Exhibit 99.3

Howard Bancorp can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the Rights Offering. Howard Bancorp will not be able to satisfy your exercise of the Over-Subscription Privilege if all of our stockholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of Subscription Rights under the Basic Subscription Rights:

•	To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Time, and your excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.
•	To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Privilege.

The Subscription Rights will be evidenced by a non-transferable Subscription Rights certificate (the “Rights Certificate”) and will cease to have any value at the Expiration Time.

Enclosed are copies of the following documents:

1. Prospectus;

2. Rights Certificate;

3. Instruction as to the Use of Howard Bancorp Rights Certificates;

4. Notice of Important Tax Information; and

5. A return envelope addressed to Registrar and Transfer Company, the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Rights Certificate and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time, unless the guarantee delivery procedures described in the Prospectus are followed in lieu of delivery of a Rights Certificate prior to the Expiration Time. A Subscription Rights holder cannot revoke the exercise of the holder’s Subscription Rights. Subscription Rights not exercised prior to the Expiration Time will expire.

Exhibit 99.3

Additional copies of the enclosed materials may be obtained by contacting our Subscription Agent, Registrar and Transfer Company at (800) 368-5948 (toll free) or via e-mail at info@rtco.com. Any questions or requests for assistance concerning the rights offering should be directed to Registrar and Transfer Company. General questions about the rights offering may also be directed to Mary Ann Scully, Howard Bancorp’s President and Chief Executive Officer, or George C. Coffman, Howard Bancorp’s Chief Financial Officer, at (410) 750-0020.

Sincerely,

HOWARD BANCORP, INC.

By:
Mary Ann Scully President and Chief Executive Officer

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF HOWARD BANCORP, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.